EXHIBIT 99.4


                      HALLMARK FINANCIAL SERVICES, INC.

                      50,000,000 Shares of Common Stock
          Offered Pursuant to Rights Distributed to Security Holders

                                                            ___________, 2005

 To Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

      This letter is being distributed to securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the "Rights Offering") by Hallmark Financial Services, Inc. (the "Company") of shares of its Common Stock (as such term is defined below), pursuant to non-transferable subscription rights (the "Rights") distributed to all holders of record (collectively, the "Recordholders") of shares of its common stock, par value $0.03 per share (the "Common Stock"), at the close of business on April 20, 2005 (the "Record Date"). The Rights are described in the Company's Prospectus dated ________, 2005 (the "Prospectus").

      In the Rights Offering, the Company is offering an aggregate of 50,000,000 shares of Common Stock, as described in the Prospectus.

      The Rights will expire, if not exercised at 5:00 p.m., Dallas, Texas time, on ________, 2005, unless extended in the sole discretion of the Company (as it may be extended, the "Expiration Date").

      Each Right entitles the holder thereof to subscribe for 1.37 shares of Common Stock (the "Basic Subscription Privilege") at the cash price of $0.90 per share (the "Subscription Price"). Each Right also entitles the holder thereof to subscribe (the "Over-Subscription Privilege") for additional shares of Common Stock that have not been purchased by other
 Recordholders pursuant to their Basic Subscription Privilege, at the Subscription Price, if such holder has fully exercised its Basic
 Subscription Privilege. See "The Offering - Subscription Rights - Over-Subscription Privilege" in the Prospectus.

      The Rights are evidenced by a non-transferable Rights certificate (a "Rights Certificate") registered in your name or the name of your nominee. Each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Right for each share of Common Stock owned by such beneficial owner at the close of business on the Record Date.

      We are asking persons who hold shares of Common Stock beneficially and who have received the Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold shares of Common Stock directly and prefer to have such institutions effect transactions relating to the Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.

      If you exercise the Over-Subscription Privilege on behalf of beneficial owners of Rights, you will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Over-Subscription Privilege, as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege, whether the Basic Subscription Privilege of each beneficial owner of Rights on whose behalf you are acting has been exercised in full, and the number of shares of Common Stock being subscribed for pursuant to the Over-Subscription Privilege by each beneficial owner of Rights on whose behalf you are acting.

      Enclosed are copies of the following documents:

 1.   Prospectus;

 2.   Instructions as to Use of Rights Certificates;

 3. A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instruction;

 4.   Notice of Guaranteed Delivery for Rights Certificates;

 5.   Nominee Holder Certification;

 6. Substitute Form W-9 (including Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9); and

 7. A return envelope addressed to Securities Transfer Corporation, the Subscription Agent.

      We are asking you to contact those of your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee to obtain their instructions with respect to the Rights.

      All  commissions,  fees   and  other   expenses  (including   brokerage
 commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

      Your prompt action is requested. To exercise Rights, you should deliver the properly completed and executed Rights Certificate (or the Notice of Guaranteed Delivery, if you are following the Guaranteed Delivery Procedures), with payment of the Subscription Price in full for each share of Common Stock subscribed for, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate or Notice of Guaranteed Delivery with payment of the Subscription Price, including final clearance of any checks, prior to 5:00 p.m., Dallas, Texas time, on the Expiration Date.

      FAILURE TO RETURN THE PROPERLY COMPLETED RIGHTS CERTIFICATE WITH THE CORRECT PAYMENT WILL RESULT IN YOUR NOT BEING ABLE TO EXERCISE YOUR RIGHTS. A Rights holder cannot revoke the exercise of its Rights. Rights not exercised prior to the Expiration Date will expire.

      Additional  copies  of  the   enclosed  materials  and  assistance   or
 information may be obtained from the Subscription Agent. The Subscription Agent's telephone number is (469) 633-0101

                               Very truly yours,


                               HALLMARK FINANCIAL SERVICES, INC.


                     ___________________________________

 Nothing in the Prospectus or in the enclosed documents shall constitute you or any person as an agent of Hallmark Financial Services, Inc., the Subscription Agent or any other person making or deemed to be making offers of the securities issuable upon valid exercise of the rights, or authorize you or any other person to make any statements on behalf of any of them with respect to the offering except for statements made in the Prospectus.